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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the 2000 Stock Option Plan, 2000 Nonemployee Directors Stock Option Plan, and Nonqualified Stock Option Agreements of IntelliCorp, Inc. and to the incorporation by reference therein of our report dated July 27, 2001, except for Note 11, as to which the date is September 27, 2001, with respect to the consolidated financial statements of IntelliCorp, Inc. included in its Annual Report (Form 10-KSB) for the year ended June 30, 2001, filed with the Securities and Exchange Commission.


                                         /s/ Ernst & Young LLP



Palo Alto, California
September 27, 2001